                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                AMENDMENT NO. 1
                            (Amending Items 2 and 5)

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934




DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 31, 1997
                                                 -------------------------------

                               WORLD ACCESS, INC.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



DELAWARE                             0-19998                      65-0044209
--------------------------------------------------------------------------------
(STATE OR OTHER             (COMMISSION FILE NUMBER)            (IRS EMPLOYER
JURISDICTION OF                                                 IDENTIFICATION
INCORPORATION)                                                       NUMBER)


945 E. PACES FERRY ROAD, SUITE 2240, ATLANTA, GEORGIA                 30326
--------------------------------------------------------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                            (ZIP CODE)



REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:    (404) 231-2025
                                                   -----------------------------

Explanatory Note: This Amendment No. 1 on Form 8-K/A is being filed to disclose the pending acquisition of a majority stake in NACT Telecommunications, Inc. in response to Item 5 of Form 8-K instead of Item 2 as previously reported.


ITEM 5. OTHER EVENTS

         On December 31, 1997, GST Telecommunications, Inc., a federally chartered Canadian corporation ("GST"), GST USA, Inc., a Delaware corporation ("GST USA"), and World Access, Inc. ("World Access") entered into a Stock Purchase Agreement (the "Purchase Agreement"), pursuant to which World Access has agreed to purchase from GST USA (hereinafter referred to as the "Acquisition") 5,113,712 shares of the common stock of NACT Telecommunications, Inc. ("NACT") held by GST USA (hereinafter referred to as the "Shares"), representing approximately 63% of the outstanding shares of NACT common stock, $.01 par value per share (the "NACT Common Stock"). Pursuant to the Purchase Agreement, World Access will (i) pay to GST USA at the Closing (as defined in the Purchase Agreement) cash in the amount of $59,662,956 by wire transfer of immediately available funds to a United States bank account designated by GST USA, and (ii) deliver to GST USA at the Closing shares of the common stock, par value $.01 per share, of World Access (the "World Access Common Stock") with a Fair Market Value (as defined in the Purchase Agreement) equal to $29,827,004. The foregoing summary of the Acquisition is qualified in its entirety by reference to the terms of the Purchase Agreement and the exhibits thereto, which are attached hereto as Exhibit 2.1.

         On December 31, 1997, World Access also entered into a Stock Agreement with GST USA, a copy of which is attached as Exhibit D to the Purchase Agreement ("Stock Agreement"), pursuant to which GST USA agreed to vote all voting securities of NACT held by GST USA in favor of approval of the Purchase Agreement and the Acquisition and against any merger, consolidation, sale of assets, reorganization or recapitalization of NACT with any party other than World Access and its affiliates and against any liquidation or winding up of NACT.

         The Closing will take place as soon as possible after satisfaction of certain conditions thereto, which include, but are not limited to: (i) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (ii) the truth and validity of certain representations and warranties of GST, GST USA and World Access as of the Closing Date (as defined in the Purchase Agreement); and (iii) the delivery of certain ancillary documents and agreements contemplated by the Purchase Agreement. World Access expects to consummate the Acquisition in the first quarter of 1998.

         World Access currently expects to fund the Acquisition through its working capital.

         The following transactions could result in the acquisition by World Access of additional shares of NACT Common Stock and a change in the present board of directors of NACT:

         (i) Following the Closing, World Access intends promptly to propose a merger transaction with NACT pursuant to which all of the outstanding shares of NACT Common Stock not owned by World Access would be exchanged for shares of World Access Common Stock and NACT would be merged with a wholly-owned subsidiary of World Access.

         (ii) GST USA has agreed to use its best efforts to obtain the written resignation of all of the directors and officers of NACT as World Access may specify not less than 10 days prior to the Closing Date, such resignations to be effective as of the Closing Date. GST USA has also agreed to take all action necessary to cause the board of directors of NACT, at and immediately after the Closing, to consist of those directors specified by World Access.

         The consideration to be paid pursuant to the Purchase Agreement was determined as a result of negotiations between World Access and GST and the Acquisition was approved by the boards of directors of World Access, GST and NACT. Prior to the Acquisition, neither World Access nor any of its affiliates, directors or officers, nor any associate of any such director or officer, had any relationship with GST, GST USA or NACT.

         Between November 12, 1997 and December 9, 1997, World Access purchased an aggregate of 350,000 shares of NACT Common Stock in open market purchase transactions (the "Open Market Purchase"). Accordingly, upon completion of the Acquisition, World Access will own approximately 68% of the outstanding NACT Common Stock.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a) Financial Statements of Business Acquired. Included in this Report are the audited consolidated financial statements of NACT for the years ended September 30, 1997, 1996 and 1995, which have been audited by the independent accounting firm of KPMG Peat Marwick, LLP, whose opinion thereon is also included herein, and the unaudited consolidated financial statements of NACT for the three months ended December 31, 1997.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                 ----
NACT TELECOMMUNICATIONS, INC.:                                                   PAGE
                                                                                 ----
         Independent Auditors' Report                                            F-2

         Balance Sheets - September 30, 1997 and 1996                            F-3

         Statements of Income Years Ended - September 30, 1997, 1996 and 1995    F-4

         Statements of Stockholders' Equity Years Ended - September 30, 1997,    F-5
         1996 and 1995

         Statements of Cash Flows Years Ended - September 30, 1997, 1996 and     F-6
         1995

         Notes to Financial Statements Years Ended - September 30, 1997, 1996,   F-8
         and 1995



NACT TELECOMMUNICATIONS, INC.:

         Balance Sheets - December 31, 1997 (Unaudited) and September 30, 1997   F-23
         (audited)

         Statements of Income Three Months Ended - December 31, 1997 and 1996    F-24
         (Unaudited)

         Statements of Cash Flows Three Months Ended - December 31, 1997 and     F-25
         1996 (Unaudited)

         Notes to Financial Statements Three Months Ended - September 30, 1997   F-27
         and 1996 (Unaudited)

                          Independent Auditors' Report



The Board of Directors and Stockholders
NACT Telecommunications, Inc.:


We have audited the accompanying balance sheets of NACT Telecommunications, Inc. as listed in the accompanying index. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NACT Telecommunications, Inc. as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.


                                             /S/ KPMG Peat Marwick LLP
                                             -------------------------
                                             KPMG Peat Marwick LLP

Salt Lake City, Utah
December 4, 1997

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                                 Balance Sheets

                           September 30, 1997 and 1996


                                                 Assets                            1997             1996
                                                 ------                        -----------      -----------
Current assets:
     Cash and cash equivalents (notes 11 and 12)                               $ 9,946,621          694,359
     Marketable investment securities (note 3)                                   3,247,296          250,000
     Trade accounts receivable, less allowance for doubtful accounts of
        $380,819 in 1997 and $100,000 in 1996                                    6,840,958        3,171,180
     Notes receivable, less allowance for doubtful notes of $250,000
        in 1997 and $310,000 in 1996 (note 4)                                    3,252,170          561,396
     Inventories (note 2)                                                        2,780,467        2,406,399
     Prepaid expenses and other                                                    197,659           16,338
     Deferred tax assets (note 8)                                                  587,199          418,449
                                                                               -----------      -----------
               Total current assets                                             26,852,370        7,518,121
                                                                               -----------      -----------
Property and equipment, net (note 5)                                             5,783,157          717,804
Notes receivable, less current installments (note 4)                               966,868        1,179,750
Inventories-long term (note 2)                                                     225,000               --
Intangibles, net (notes 4 and 6)                                                 5,775,673        5,075,366
Other assets                                                                       152,043          193,709
                                                                               -----------      -----------
                                                                               $39,755,111       14,684,750
                                                                               ===========      ===========
                      Liabilities and Stockholders' Equity

Current liabilities:
     Accounts payable                                                          $ 1,432,922        2,251,800
     Accrued expenses                                                              963,034          266,451
     Income taxes payable (note 8)                                               1,353,371          199,557
     Deferred revenue                                                              466,859          350,439
     Current installments of obligation under capital lease                             --           21,848
     Payable to GST USA                                                          1,446,891          183,176
                                                                               -----------      -----------

               Total current liabilities                                         5,663,077        3,273,271

Obligation under capital lease, less current installments                               --           58,221
Deferred compensation (note 13)                                                    157,819          157,819
Deferred tax liabilities (note 8)                                                  929,984          985,508
                                                                               -----------      -----------

               Total long-term liabilities                                       1,087,803        1,201,548
                                                                               -----------      -----------

Commitments and contingencies (notes 9, 12 and 13)

Stockholders' equity:
     Preferred stock, $.01 par value. Authorized 10,000,000 shares; none
        issued and outstanding in 1997 and 1996                                         --               --
     Common stock, $.01 par value in 1997 and no par value in 1996
        Authorized 25,000,000 and 10,000,000 shares in 1997 and 1996, respectively; issued and outstanding 8,113,712 shares in 1997 and
        6,113,712 shares 1996
                                                                                    81,137        9,244,847
     Additional paid-in-capital                                                 28,130,161               --
     Retained earnings                                                           4,780,760          965,255
     Net unrealized gain (loss) on marketable investment
        securities (note 3)                                                         12,173             (171)
                                                                               -----------      -----------

               Total stockholders' equity                                       33,004,231       10,209,931
                                                                               -----------      -----------

                                                                               $39,755,111       14,684,750
                                                                               ===========      ===========

See accompanying notes to financial statements.

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                              Statements of Income

                 Years ended September 30, 1997, 1996, and 1995

                                                          1997               1996               1995
                                                      ------------       ------------       ------------
Revenues:
     Product sales                                    $ 21,981,854          9,929,702          7,604,071
     Network carrier sales                               5,716,406          3,783,445          2,781,761
     Wins (note 1(b))                                           --          2,571,731          1,097,950
                                                      ------------       ------------       ------------
                  Total revenues                        27,698,260         16,284,878         11,483,782
                                                      ------------       ------------       ------------
Cost of goods sold (note 6):
     Products                                            7,140,914          3,941,529          2,645,646
     Network carrier usage (note 13)                     5,485,671          3,381,716          2,731,295
     Wins (note 1(b))                                           --          2,571,731            786,699
     Amortization of acquired intangibles                  362,424            362,428            442,734
                                                      ------------       ------------       ------------
                  Total cost of goods sold              12,989,009         10,257,404          6,606,374
                                                      ------------       ------------       ------------
                  Gross profit                          14,709,251          6,027,474          4,877,408
Operating expenses (note 6):
     Research and development                            2,385,243          1,352,138          1,183,422
     Selling and marketing                               2,504,420            953,486            924,542
     General and administrative                          3,472,069          3,024,361          2,152,898
     Amortization of acquired intangibles                  573,060            573,058            519,780
                                                      ------------       ------------       ------------
                  Total operating expenses               8,934,792          5,903,043          4,780,642
                                                      ------------       ------------       ------------

                  Income from operations                 5,774,459            124,431             96,766
                                                      ------------       ------------       ------------
Other income (expense):
     Interest income                                       543,410            127,043            155,949
     Interest expense                                      (30,456)           (14,202)            (1,514)
     Miscellaneous income                                    4,439             34,670             34,635
                                                      ------------       ------------       ------------
                  Total other income                       517,393            147,511            189,070
                                                      ------------       ------------       ------------
Income before income taxes                               6,291,852            271,942            285,836
Income taxes (note 8)                                    2,476,347             78,184            205,517
                                                      ------------       ------------       ------------
Net income                                            $  3,815,505            193,758             80,319
                                                      ============       ============       ============


Earnings per common and common equivalent share:
     Primary                                          $       0.52       $       0.03       $       0.01
     Fully diluted                                    $       0.50       $       0.03       $       0.01

See accompanying notes to financial statements.

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                       Statements of Stockholders' Equity

                 Years ended September 30, 1997, 1996, and 1995

                                                                                                            Net
                                                                                                        unrealized
                                                                                                      gain (loss) on
                                                     Common stock            Additional                 marketable
                                              --------------------------      paid-in     Retained      investment
                                                Shares          Amount        capital     earnings      securities        Total
                                              -----------    -----------    -----------  -----------  --------------   -----------
Balances at September 30, 1994                  6,113,712    $ 6,277,572             --      691,178             --      6,968,750

Capital contribution by parent company
 (note 1(l))
                                                       --        414,981             --           --             --        414,981

Addition to capital arising from
    push down accounting                               --      2,162,384             --           --             --      2,162,384

Net unrealized gain on marketable
   investment securities                               --             --             --           --          3,605          3,605

Net income                                             --             --             --       80,319             --         80,319
                                              -----------    -----------    -----------  -----------    -----------    -----------

Balances at September 30, 1995                  6,113,712      8,854,937             --      771,497          3,605      9,630,039

Capital contribution by parent company
 (note 1(l))
                                                       --        389,910             --           --             --        389,910

Net unrealized loss on marketable
   investment securities                               --             --             --           --         (3,776)        (3,776)

Net income                                             --             --             --      193,758             --        193,758
                                              -----------    -----------    -----------  -----------    -----------    -----------

Balances at September 30, 1996                  6,113,712      9,244,847             --      965,255           (171)    10,209,931

Capital contribution by parent company
 (note 1(l))
                                                       --             --        899,799           --             --        899,799

Issuance of common stock for cash, net of
 expenses of $1,933,348                         2,000,000         20,000     18,046,652           --             --     18,066,652

Net unrealized gain on marketable
   investment securities                               --             --             --           --         12,344         12,344

Reclass of common stock to additional paid-
   in capital resulting from establishing a
   par value on common stock                           --     (9,183,710)     9,183,710           --             --             --

Net income                                             --             --             --    3,815,505             --      3,815,505
                                              ===========    ===========    ===========  ===========    ===========    ===========

Balances at September 30, 1997                  8,113,712    $    81,137     28,130,161    4,780,760         12,173     33,004,231
                                              ===========    ===========    ===========  ===========    ===========    ===========


See accompanying notes to financial statements.

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                            Statements of Cash Flows

                 Years ended September 30, 1997, 1996, and 1995

                                                                                        1997             1996           1995
                                                                                    ------------      ----------     ----------
Cash flows from operating activities:
     Net income                                                                     $  3,815,505         193,758         80,319
     Adjustments to reconcile net income to net cash provided by (used in)
       operating activities:
        Depreciation and amortization                                                  1,431,226       1,165,885      1,212,039
        Provision for loss on accounts, notes receivable, and recourse obligation      1,385,734         942,785        229,342
         Loss (gain) on sale of marketable investment securities and equipment            45,699          (4,399)       (34,635)
         Capital contribution by parent company                                          899,799         389,910        414,981
         Provision for loss on inventories                                               111,000              --             --
         Deferred taxes                                                                 (224,274)       (374,127)      (271,762)
         Decrease (increase) in operating assets:
               Trade accounts and notes receivable                                    (8,374,533)     (1,980,342)    (2,266,741)
               Inventories                                                              (920,068)     (2,019,310)        19,873
               Prepaid expenses                                                         (181,321)         89,441        (94,484)
               Other assets                                                               41,666          58,360       (227,882)
         Increase (decrease) in operating liabilities:
               Accounts payable                                                         (818,878)        888,670      1,210,516
               Accrued expenses                                                          496,583          45,287        148,411
               Income taxes payable                                                    1,153,814          60,578       (208,468)
               Deferred revenue and deferred compensation                                116,420         193,475        180,844
               Payable to GST USA                                                      1,263,715         243,176             --
                                                                                    ------------      ----------     ----------

                        Net cash provided by (used in)
                           operating activities                                          242,087        (106,853)       392,353
                                                                                    ------------      ----------     ----------
Cash flows from investing activities:
     Purchase of land, plant, and equipment                                           (5,169,888)       (304,614)      (326,796)
     Proceeds from sale of equipment                                                          --              --         34,635
     Proceeds from sale of available-for-sale securities                                 250,000         596,836             --
     Purchase of available-for-sale securities                                        (3,234,952)             --             --
     Capitalization of software development costs                                       (821,568)       (419,154)      (162,025)
     Cash included in transfer of Wins to parent (note 1)                                     --        (173,718)            --
                                                                                    ------------      ----------     ----------

                        Net cash used in investing activities                         (8,976,408)       (300,650)      (454,186)
                                                                                    ------------      ----------     ----------
Cash flows from financing activities:
     Proceeds from issuance of common stock                                           18,066,652              --             --
     Principal payments on capital lease obligations                                     (80,069)        (19,868)        (2,271)
                                                                                    ------------      ----------     ----------

                        Net cash provided by (used in)
                           financing activities                                       17,986,583         (19,868)        (2,271)
                                                                                    ------------      ----------     ----------
Net increase (decrease) in cash and cash equivalents                                   9,252,262        (427,371)       (64,104)
Cash and cash equivalents at beginning of year                                           694,359       1,121,730      1,185,834
                                                                                    ------------      ----------     ----------
Cash and cash equivalents at end of year                                            $  9,946,621         694,359      1,121,730
                                                                                    ============      ==========     ==========

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                      Statements of Cash Flows (continued)

                 Years ended September 30, 1997, 1996, and 1995

                                                                                 1997               1996              1995
                                                                             -----------          --------         ---------
Supplemental Schedule of Noncash Investing and Financing Activities

Reclass of common stock to additional paid-in capital resulting from
   establishing a par value on common stock                                  $ 9,183,170                --                --
Disposition of fully depreciated asset                                                --           132,270                --
Repossession of equipment in settlement of accounts and notes receivable
                                                                                  76,922            45,000           128,936
Property purchased under capitalized leases                                           --                --           102,208
Transfer of inventory to property, plant, and equipment                          210,000                --                --
Intangibles capitalized as a result of push down                                      --                --         2,162,384
Disposition of equipment                                                              --            47,366                --
Sale of equipment to Wins on note receivable                                          --            60,000                --
Transfer of notes receivable to other assets (note 4)                            964,207                --                --
Change in net unrealized gain (loss) on marketable
  investment securities
                                                                                  12,344              (171)               --
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for interest                                       $    30,457            17,707             1,145
Cash paid during the year for income taxes                                       638,287                --           263,735
Supplemental Disclosure of the Assets and Liabilities
Transferred to GST (note 1(b))

Cash                                                                         $        --          (173,718)               --
Trade accounts receivable                                                             --           (68,705)               --
Prepaid expenses                                                                      --              (751)               --
Property and equipment, net                                                           --           (46,020)               --
Other assets                                                                          --           (14,036)               --
Accounts payable                                                                      --           150,898                --
Accrued expenses                                                                      --           152,332                --

See accompanying notes to financial statements.

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                          Notes to Financial Statements

                       September 30, 1997, 1996, and 1995



(1)      Summary of Significant Accounting Policies

         (a)      Organization and Description of Business

                  NACT Telecommunications, Inc. (the "Company") designs, develops and manufactures advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities. The Company's customers include long distance carriers, prepaid debit (calling) card and prepaid cellular network operators, international call back/reorigination providers and other specialty telecommunications service providers.

                  From September 1993 through September 30, 1995, GST USA, Inc. ("GST USA") acquired all of the issued and outstanding common stock of the Company. This acquisition was accomplished through a series of purchases of newly issued shares and the shares of principal stockholders of the Company. As a result of these transactions, the Company became a wholly owned subsidiary of GST USA. GST USA accounted for the acquisition using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired totaled $6,912,322 and was assigned by GST USA as product support contracts, software development costs, and goodwill. These amounts are included in the accompanying balance sheet as intangible assets.

                  In February 1997, the Company closed an initial public offering (IPO) of 3,000,000 shares of common stock with 2,000,000 sold by the Company and 1,000,000 sold by GST USA. Upon completion of the offering, GST USA ownership was reduced to approximately 63 percent of the outstanding common stock of the Company and, as such, GST USA continues to control the Company. In connection with the IPO, the Company established a par value of $.01 for common stock, increased the number of common shares authorized to 25,000,000, and authorized 10,000,000, $.01 par value preferred shares.

                  On September 30, 1997, GST USA announced that it had retained Hambrecht and Quist LLC to explore alternatives for monetizing its 63 percent interest in the Company, including a potential sale of some or all of the Company's capital stock to one or more strategic investors.

         (b)      Wasatch International Network Services

                  The 1995 financial statements include the accounts of the Company and its wholly-owned subsidiary Wasatch International Network Services, Inc. ("Wins"), which commenced operations in fiscal 1995 and had total assets, revenues, and net loss of $316,455, $1,097,950 and $2,361, respectively, as of and for the year ended September 30, 1995. All significant intercompany transactions and balances were eliminated in consolidation. On October 1, 1995, the Company transferred ownership and operations of Wins to GST USA in the form of a dividend at historical cost. From October 1, 1995 through September 30, 1996, the Company provided carrier services to GST USA for the Wins operation for which it received $2,571,731. GST USA began providing its own carrier services for Wins on October 1, 1996.

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                          Notes to Financial Statements

         (c)      Cash and Cash Equivalents

                  The Company considers all highly liquid financial instruments purchased with an original maturity to the Company of three months or less to be cash equivalents. Cash equivalents consist of money market accounts of $8,472,637 at September 30, 1997 and $125,785 at September 30, 1996.

         (d)      Inventories

                  Raw materials are valued at the lower of cost (first-in, first-out) or market. Work-in-process and finished goods are stated on the basis of accumulated manufacturing costs, but not in excess of market (net realizable value). Refurbished inventory is stated at the estimated selling price less refurbishing costs, selling costs and a normal profit margin. Management periodically reviews the selling price of the refurbished inventory and records adjustments to the carrying value, if any, in the period in which they occur.

                  Long-term inventory consists of component parts held in order to provide support on existing customer equipment beyond one year.

         (e)      Notes Receivable

                  Notes receivable are recorded at the principal amount outstanding, net of an allowance for doubtful notes. The allowance is an amount that management believes will be adequate to absorb possible losses based on evaluations of collectibility and prior loss experience. The evaluation takes into consideration such factors specific problem loans, past payment history, and current and anticipated economic conditions that may affect the customers' ability to pay.

                  While management uses available information to recognize losses on notes, changing economic conditions and the economic prospects of the borrowers might necessitate future additions to the allowance.

         (f)      Impaired Notes

                  Management, considers a note to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. When a note is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. Cash receipts on impaired notes receivable are applied to reduce the principal amount of such notes until the principal has been recovered and are recognized as interest income thereafter.

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                          Notes to Financial Statements

         (g)      Property and Equipment

                  Property and equipment are stated at cost. Depreciation is computed using the straight-line method for financial reporting purposes. Depreciation is based upon the estimated useful lives of individual classes of assets. The estimated useful lives of the individual classes of assets are as follows:

                           Building                               35 years
                           Furniture and equipment              7-10 years
                           Computer equipment                    3-7 years
                           Switch and testing equipment          3-7 years

         (h)      Intangibles

                  Intangibles include goodwill, software development costs, customer lists, and product support contracts and are being amortized on a straight-line basis over the estimated useful lives of the respective assets.

         (i)      Software Development Costs

                  Software development costs are capitalized upon the establishment of technological feasibility of the product. Capitalization is discontinued when the product is available for general release to customers. The Company capitalized software development costs of $821,568, $419,154, and $162,025 in 1997, 1996, and 1995, respectively.

         (j)      Stock-Based Compensation

                  Effective October 1, 1996, the Company adopted the footnote disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). SFAS 123 encourages entities to adopt the fair value based method of accounting for stock options or similar equity instruments. However, it also allows an entity to continue measuring compensation cost for stock-based compensation using the intrinsic-value method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company has elected to continue to apply the provisions of APB 25 and provide pro forma footnote disclosures required by SFAS 123.

         (k)      Revenue Recognition and Deferred Revenue

                  Revenue from product sales is recognized when the product is shipped and the Company has no significant performance obligations. Revenue from network carrier sales is recognized as the related service is provided. Deferred revenue consists of warranty payments billed or received in advance and deposits related to future product sales. Warranty payments are amortized over the period of the warranty agreement which is typically one year.

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                          Notes to Financial Statements

         (l)      Income Taxes

                  Through February 26, 1997, the Company was a member of a controlled group which elected for federal income tax purposes to file a consolidated tax return with GST USA. In accordance with the tax sharing arrangement with GST USA, the Company recorded the estimated income tax expense as if the Company filed a tax return on a separate company basis using the asset and liability method. GST USA agreed to make a capital contribution to the Company in an amount that approximates the Company's current federal income tax expense through February 26, 1997 in lieu of an intercompany payment for such taxes. Pursuant to the tax sharing arrangement between the Company and GST USA, the adjustment recorded to reconcile the intercompany and equity accounts with regard to differences between the estimated tax determined at year-end and the final tax amount are recognized in income tax expense in the period determined.

                  The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and deferred liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and deferred liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                  After the IPO on February 26, 1997, GST USA's ownership was reduced to 63 percent. As a result, the entities no longer meet the affiliated group test defined in Internal Revenue Code Section 1504(a) and the Company will file stand-alone returns for periods subsequent to February 26, 1997.

         (m)      Marketable Investment Securities

                  The Company classifies all of its marketable investment securities as available-for-sale which are recorded at fair market value. Unrealized holding gains and losses are excluded from earnings and are reported, net of tax, as a separate component of stockholders' equity until realized. A decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Dividend income is recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for securities sold.

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                          Notes to Financial Statements

         (n)      Earnings Per Common and Common Equivalent Share

                  Earnings per common and common equivalent share are computed based on the weighted-average number of common shares and as appropriate, dilutive common stock equivalents outstanding during the period. Stock options are considered to be common stock equivalents. The number of shares used to compute primary earnings per common and common equivalent share were 7,350,623, 6,113,712, and 6,113,712, shares in 1997, 1996, and
                  1995, respectively. The number of shares used to compute fully-diluted earnings per share reflect additional dilution related to stock options and warrants using the market price at the end of the period when higher than the average price for the period. The number of shares used to compute fully-diluted earnings per share were 7,602,156, 6,113,712, and 6,113,712, shares in 1997, 1996, and 1995, respectively.

         (o)      Fair Value Disclosure

                  At September 30, 1997 and 1996, the book value of the Company's financial instruments approximates fair value.

         (p)      Use of Estimates

                  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.


(2)      Inventories

         Inventories consisted of the following:

                                                     1997          1996
                                                  ----------    ----------
         Raw materials                            $1,065,113       377,734
         Work-in-process                             498,525       346,273
         Finished goods                              302,829       317,392
         Refurbished inventory held for sale         914,000     1,365,000
                                                  ----------    ----------
                                                  $2,780,467     2,406,399
                                                  ==========    ==========

         Inventory - long-term                    $  225,000            --
                                                  ==========    ==========

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                          Notes to Financial Statements

(3)      Marketable Investment Securities

         The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value for available-for-sale securities by major security type and class of security at September 30, 1997 and 1996, are as follows:

                                                                             Gross         Gross
                                                                          unrealized     unrealized
                                                       Amortized cost       holding        holding          Fair
                                                            cost             gains         losses          value
                                                       --------------     ----------     ----------      ---------
             At September 30, 1997:
                  U.S. government securities -
                      Maturing in one year or less       $2,237,009           10,287             --      2,247,296
                  Certificate of deposit -
                      Maturing in one year or less          998,114            1,886             --      1,000,000
                                                         ----------       ----------     ----------     ----------
                                                         $3,235,123           12,173             --      3,247,296
                                                         ==========       ==========     ==========     ==========
             At September 30, 1996:
                  U.S. government securities -
                      Maturing in one year or less       $  250,171               --            171        250,000
                                                         ----------       ----------     ----------     ----------
                                                         $  250,171               --            171        250,000
                                                         ==========       ==========     ==========     ==========


(4)      Notes Receivable

         Notes receivable at September 30, 1997 and 1996 include amounts due from product sales of approximately $4,065,638 and $1,047,500, respectively. Interest rates on the notes range from 9 percent to 14 percent with lives ranging from six months to five years.

         The Company's recorded investment in notes receivable for which an impairment has been recognized was $137,032 and $928,210, and the related allowance for doubtful accounts was $137,032 and $310,000 at September 30, 1997 and 1996, respectively. The average recorded investment in impaired notes receivable during 1997 and 1996, was $532,261 and $548,331, respectively. There was no interest income recognized on impaired notes receivable during 1997 and 1996.

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                          Notes to Financial Statements

(4)      Notes Receivable (continued)

         The Company has sold carrier services to Overseas Telecom (iOverseasi) since 1994. Overseas is located in Brazil and provides international call back/reorigination services to companies and individuals primarily in Brazil and Eastern Europe. During the year ended September 30, 1996, Overseas became delinquent on certain of its payments. In fiscal 1997, the Company entered into a note receivable agreement with Overseas which provided for the repayment of the noncurrent outstanding amount (approximately $0.93 million) bearing interest at 12 percent. The note was secured primarily by Overseasi customer lists. In the fourth quarter of fiscal 1997, the Company exercised its call privileges under the note and took possession of the underlying collateral - the customer lists. There were two separate and distinct customer lists, one from Brazil and one from Eastern Europe. The customer list related to the Brazilian operations was sold to Intertoll Communications Network Corp. (iICN"), an existing customer of the Company with operations in Argentina and Brazil for $1,000,000 payable in 100 monthly payments of $10,000. The related payments have been discounted at 20 percent with the unpaid amount of approximately $485,000 classified as notes receivable in the accompanying balance sheet as of September 30, 1997.

         The customer list related to the Eastern European operations was recorded on the Companyis books at the lower of fair value or cost. Fair value was estimated by an independent third party appraiser using generally accepted valuation standards. Accordingly, a customer list of approximately $964,000 has been recorded as an intangible asset and will be amortized over a three-year period.


(5)      Property and Equipment

         Property and equipment are as follows:

                                                              1997               1996
                                                           ----------         ----------
         Land                                              $  563,309                 --
         Building                                           3,626,891                 --
         Furniture and equipment                              279,908            212,525
         Computer equipment                                   784,521            440,827
         Switch and testing equipment                       1,082,217            492,052
                                                           ----------         ----------
                                                            6,336,846          1,145,404
         Less accumulated depreciation and amortization       553,689            427,600
                                                           ==========         ==========
                                                           $5,783,157            717,804
                                                           ==========         ==========

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                          Notes to Financial Statements

(6)      Intangibles

         Intangible assets are summarized as follows:

                                                                                     Amortization
                                                         1997            1996           period
                                                      ----------      ----------     ------------
                  Goodwill                            $2,863,766       2,863,766        20 years
                  Software development costs           3,305,127       2,483,559        3-5 years
                  Product support contracts            2,146,176       2,146,176        5 years
                  Customer list                          964,207              --        3 years
                                                      ----------      ----------
                                                       9,279,276       7,493,501

                  Less amortization                    3,503,603       2,418,135
                                                      ==========      ==========

                                                      $5,775,673       5,075,366
                                                      ==========      ==========

         On an ongoing basis, management reviews the valuation and amortization of intangible assets to determine possible impairment by comparing the carrying value of the asset to its undiscounted estimated future cash flows.

         Amortization expense relating to these assets was $1,085,468, $978,813, and $962,514 for 1997, 1996, and 1995, respectively. Of these amounts, $512,409, $405,755, and $442,734, for 1997, 1996, and 1995,
         respectively, was recorded as a component of cost of goods sold.

(7)      Stock Options

         In November 1996, the Company adopted the 1996 Stock Option Plan ("1996 Plan") which was approved by the board of directors and GST USA. The Company has reserved 1,250,000 shares for issuance under the 1996 Plan, of which options to purchase 935,250 shares of common stock at an exercise price of $9.35 per share were granted. All options granted during the year expire on November 25, 2001. The Company may grant incentive stock options and nonqualified stock options to employees, officers, directors, independent contractors, and consultants. The exercise price of options must be greater than or equal to the estimated fair market value of the stock at the date of grant. The board of directors or the compensation committee thereof determines which eligible individuals are granted options, terms of the options, exercise price, number of shares subject to the option, vesting and exercisability. The 1996 Plan expires on November 25, 2006.

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                          Notes to Financial Statements

(7)      Stock Options (continued)

         A summary of activity follows:

                                                                                             Year ended
                                                                                         September 30, 1997
                                                                               ---------------------------------------
                                                                                                      Weighted-average
                                                                                                          exercise
                                                                                Number of shares            price
                                                                                ----------------      ----------------
                  Options outstanding at beginning of year                                    --
                  Plus options granted                                                   935,250             $9.35
                  Less options exercised                                                      --
                                                                                ================
                  Options outstanding at end of year                                     935,250             $9.35
                                                                                ================
                  Options exercisable at end of year                                     289,688             $9.35

                  Weighted-average fair value of options granted
                     during the year                                                                         $3.03

         The following table summarizes information about fixed stock options outstanding at September 30, 1997:


                                          Options outstanding                                Options exercisable
                     ----------------------------------------------------------      ---------------------------------
                         Number          Weighted-average                               Number
Range of exercise    outstanding at         remaining          Weighted-average      exercisable at   Weighted-average
      prices          September 30,        contractual             exercise          September 30,        exercise
                          1997                 life                 price                 1997             price
-----------------    --------------      ----------------      ----------------      --------------   ----------------
       $9.35             935,250               4.15                  9.35                289,688            9.35

         The Company accounts for these plans under APB 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net earnings and earnings per share would have been changed to the following pro forma amount:

                                                                    1997
                                                                 ----------
      Net income                         As reported             $3,815,505
                                          Pro Forma               2,784,147
       Primary earnings per share:       As reported             $     0.52
                                          Pro Forma                    0.38
      Fully-diluted earnings per share   As reported             $     0.50
                                          Pro Forma                    0.37

         Pro forma net earnings reflects only options granted in fiscal 1997. Therefore, the effect that calculating compensation cost for stock-based compensation under SFAS 123 has on the pro forma net earnings as shown above may not be representative of the effects on reported net earnings for future years.

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                          Notes to Financial Statements

(7)      Stock Options (continued)

         The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 1997: risk-free interest rate of 6.0 percent; expected dividend yield of 0 percent; expected life of 3.4 years; and expected volatility of 82 percent.


(8)      Income Taxes

         Income tax expense consists of:

                                                         Current          Deferred            Total
                                                       -----------       ------------      -----------
                   Year ended September 30, 1997:
                        U.S. federal                   $ 2,336,145          (194,210)        2,141,935
                        State                              364,476           (30,064)          334,412
                                                       ===========       ===========       ===========
                                                       $ 2,700,621          (224,274)        2,476,347
                                                       ===========       ===========       ===========
                   Year ended September 30, 1996:
                        U.S. federal                   $   389,910          (322,207)           67,703
                        State                               60,358           (49,877)           10,481
                                                       -----------       -----------       -----------
                                                       $   450,268          (372,084)           78,184
                                                       ===========       ===========       ===========
                   Year ended September 30, 1995:
                        U.S. federal                   $   414,981          (237,014)          177,967
                        State                               64,239           (36,689)           27,550
                                                       -----------       -----------       -----------

                                                       $   479,220          (273,703)          205,517
                                                       ===========       ===========       ===========

         Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from continuing operations as a result of the following:


                                                                      1997            1996             1995
                                                                   ----------      ----------       ----------
         Computed "expected" tax expense                           $2,139,230          92,460           97,184
         Increase (reduction) in income taxes resulting from:
              Amortization of goodwill                                 48,899          48,899           48,899
              State and local income taxes, net of federal
               income tax benefit                                     222,862           2,297           18,183
              Meals and entertainment                                   5,796           3,631            4,060
              Adjustment of tax provision to actual (1)                    --         (70,040)          36,214
              Other, net                                               59,560             937              977
                                                                   ----------      ----------       ----------
                                                                   $2,476,347          78,184          205,517
                                                                   ==========      ==========       ==========

(1) Represents management's adjustment to the Company's income tax liability based on a current assessment of its related obligations.

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                          Notes to Financial Statements

(8)      Income Taxes (continued)

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1997 and 1996, are presented below:

                                                                                                   1997            1996
                                                                                                ---------       ---------
         Net current deferred tax assets:
              Accounts and notes receivable principally due to allowance for doubtful
                 accounts                                                                       $ 309,895         152,930
              Unearned product warranty                                                           125,422          47,074
              Accrued vacation payable                                                             55,386          37,327
              Unearned sales deposits                                                                  --          83,640
              Inventory principally due to uniform capitalization and reserves
                                                                                                   96,496          97,478
                                                                                                ---------       ---------
                        Total gross deferred tax assets                                           587,199         418,449
                                                                                                ---------       ---------
         Net long-term deferred tax liabilities:
              Deferred compensation                                                                58,866          58,866
              Plant and equipment, principally due to differences in depreciation and capitalized interest
                                                                                                  (77,155)        (87,588)
              Capitalized software                                                               (450,716)       (200,619)
              Push down intangibles                                                              (460,979)       (756,269)
              Unrealized (gain) loss on investments                                                    --             102
                                                                                                ---------       ---------
                        Total gross deferred tax liabilities                                     (929,984)       (985,508)
                                                                                                ---------       ---------
                        Net deferred tax liability                                              $(342,785)       (567,059)
                                                                                                =========       =========

         Management believes that existing taxable temporary differences will more likely than not reverse within the applicable carryforward periods to allow future realization of existing deferred tax assets.


(9)      Leases

         The Company has operating leases for office furnishings, various office equipment and two sales offices. Future minimum lease payments as of September 30, 1997 are as follows:

             Year ending September 30:
                  1998                                     $194,378
                  1999                                      180,240
                  2000                                      180,240
                  2001                                      180,240
                  2002                                      160,454
                                                           ========

                      Total minimum lease payments         $895,552
                                                           ========

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                          Notes to Financial Statements

(9)      Leases (continued)

         These leases generally require the Company to pay all executory costs such as maintenance and insurance. Rental expenses for all operating leases for 1997, 1996, and 1995, were $123,462, $100,299, and $116,944, respectively.


(10)     Profit Sharing Plans

         The Company sponsors a defined contribution 401(k) plan (the "Plan") for employees who have completed one year of service and attained the age of 21. Participants may defer up to 15 percent of eligible compensation. The Company, at its discretion, may match 50 percent of participant contributions up to 7.5 percent of participant compensation. Employer contributions made to the Plan were $88,361, $59,881, and $51,863, for the years ended September 30, 1997, 1996, and 1995, respectively.

         Through September 30, 1996, the Company established a discretionary profit sharing program for full time employees who had completed one full year of employment. Under the plan, 10 percent of the increase in profits based on the Company's previous highest retained earnings balance were allocated among employees determined on length of employment and salary level at the discretion of the board of directors. Contributions to the program were $132,450 and $171,483 for the years ended September 30, 1996 and 1995, respectively. The program was terminated on September 30, 1996.


(11)     Major Customers, Concentration of Credit Risk and Network Carrier Sales

         Sales to individual customers exceeding 10 percent of total revenues or total trade accounts and notes receivable as of and for the years ended September 30, 1997, 1996, and 1995, were as follows:

                                                                 Percentage of total revenues
                                                      -------------------------------------------------
                         Customer                        1997               1996                1995
         ---------------------------------------      ----------         ----------          ----------
         J.D. Services, Inc.                               8%                --                  --
         Caribbean Telephone and Telegraph, Inc.          --                 --                  16%
         Intertoll Communications Network Corp.            9                 12%                  8
         Overseas Telecom                                  5                 13                   7


                                                      Percentage of total notes and accounts receivable
                                                      -------------------------------------------------
                         Customer                        1997               1996                1995
         ---------------------------------------      ----------         ----------          ----------
         J.D. Services, Inc.                              15%                --                  --
         Caribbean Telephone and Telegraph, Inc.          --                 --                   7%
         Intertoll Communications Network Corp.            4                  6%                  7
         Overseas Telecom                                  3                 22                   7

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                          Notes to Financial Statements

(11) Major Customers, Concentration of Credit Risk and Network Carrier Sales (continued)

         The Company's customers consist of business entities geographically dispersed primarily throughout the United States. However, the Company also sells products and/or services to customers in the United Kingdom, Bosnia, Serbia, Bulgaria, Saudi Arabia, and Brazil. The Company maintains a security interest in the telecommunications systems it sells until the related account balances are paid in full.

         The Company had deposits with financial institutions in excess of the federally insured amount of $100,000 in the amount of $9,691,380 and $467,737 for the years ended September 30, 1997 and 1996, respectively.

         Network carrier sales originating from countries outside the United States aggregated approximately $3,180,000 and $2,105,000 for the years ended September 30, 1997 and 1996, respectively. These sales are payable in U.S. dollars.


(12)     Commitments and Contingencies

         The Company acted as a guarantor for financing transactions executed under repurchase agreements with a financial institution for $3,482,182 and $1,035,032 at September 30, 1997 and 1996, respectively. This results from the financial institution providing lease financing to the Company's customers to enable them to purchase product from the Company. At September 30, 1997, the Company had established a reserve of $200,000 for its estimated obligation under the recourse provisions and maintains a security interest in the equipment financed under the repurchase agreement. No such reserve was recorded as of September 30, 1996. In addition to other covenants, the repurchase agreement requires the Company to maintain an unrestricted cash account of $6,000,000. The Company has also established a $750,000 revolving line of credit with this same financial institution. No balances were outstanding under this line of credit at September 30, 1997.

         On October 1, 1996, the Company entered into employment agreements with various employees which specify the individual's salary, benefits, and restrictions. All agreements expire on September 30, 2001.

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                          Notes to Financial Statements

(12)     Commitments and Contingencies (continued)

         On August 24, 1995, Aerotel, Ltd. and Aerotel U.S.A., Inc., (collectively, "Aerotel") filed a patent infringement suit against the Company alleging that telephone systems manufactured and sold by the Company incorporating prepaid calling features infringe upon a patent which was issued to Aerotel in November 1987. The complaint further alleges defamation and unfair competition by the Company and seeks various damages. Aerotel seeks injunctive relief, damages of $18.7 million for willful infringement of its patent and an order requiring the Company to publish a written apology to Aerotel. The Company has filed an Answer and Counterclaim denying patent infringement, defamation or unfair competition and seeking judgment that the Aerotel patent is invalid and that Aerotel has misused its patent in violation of antitrust laws. Based on information currently available, an estimate of potential loss cannot be made. However, management is of the opinion that there will be no material impact of the Company's financial position, results of operations or liquidity as a result of this suit. Accordingly, no provision for loss has been provided in the accompanying financial statements. An unfavorable decision could have a material adverse effect on the business, financial condition, and results of operations of the Company.

         In addition to the above, the Company has various legal claims and other contingent matters, incurred in the normal course of business. Although the final outcome of such matters cannot be predicted, the Company believes the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition, liquidity, or results of operations.

         As of September 30, 1997, the Company had capital expenditure purchase commitments outstanding of approximately $900,000.

(13)     Related Party Transactions

         In June 1997, and under contract with the Company, GST Realco, Inc. ("GST Realco"), a subsidiary of GST USA, completed construction of a 40,000 square foot office building in Provo, Utah. The Company purchased the land and a portion of the building construction from GST Realco for $563,309 and $1,293,072, respectively, and currently occupies the property as its corporate and manufacturing facility.

         During the year ended September 30, 1996, GST USA borrowed $250,000 from the Company on short-term notes bearing interest at 11 percent. The note was repaid by September 30, 1996. The Company recorded interest income of $2,602 relating to this note during the year ended September 30, 1996. There were no borrowings during fiscal 1997.

         Also, during the years ended September 30, 1997 and 1996, respectively, the Company sold $32,788 and $356,000 of application platform switching products and $ -0- and $2,571,731 of wholesale carrier usage to GST USA or subsidiaries and purchased $4,466,907 and $361,000 of wholesale carrier usage from GST USA.

         From April 1996 through May 1997 a member of the Company's board was compensated by GST USA for services rendered to GST USA and its subsidiaries.

                          NACT TELECOMMUNICATIONS, INC.
                    (A Majority Owned Subsidiary of GST USA)

                          Notes to Financial Statements

(13)     Related Party Transactions (continued)

         The Company has entered into a Deferred Compensation Trust Agreement (the Trust) with the chairman of the Company whereby the Company funded the trust in the amount of $144,000. The principal and related interest thereon are payable to the chairman based on a defined payment schedule. The Company, at its sole discretion, may at any time make additional contributions to the Trust. The Trust is subject to claims of the Company's creditors in the event of the Company's insolvency.


(14)     Accounting Standards Issued Not Yet Adopted

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128). SFAS 128 establishes a different method of computing earnings per share than is currently required under the provisions of Accounting Principles Board Opinion No. 15. Under SFAS 128, the Company will be required to present both basic earnings per share and diluted earnings per share. Basic and diluted earnings per share are expected to be comparable to the currently presented earnings per share. SFAS 128 is effective for the consolidated financial statements for interim and annual periods ending after December 15, 1997. Accordingly, the Company plans to adopt SFAS 128 in the first quarter of its 1998 fiscal year and at that time all historical earnings per share data presented will be restated to conform with the provisions of SFAS 128.

         In 1997, the FASB also issued Statement No. 130, Reporting Comprehensive Income, and Statement No. 131, Disclosures About Segments of an Enterprise and Related Information. These statements which are effective for periods beginning after December 15, 1997, expand or modify disclosures and accordingly, will have no impact on the Company's reported financial position, results of operations or cash flows.

                          NACT TELECOMMUNICATIONS, INC.
                                 Balance Sheets
                                 (In thousands)

                                                                  Dec. 31, 1997
                                                                   (Unaudited)      Sept. 30, 1997
                                                                  --------------------------------
ASSETS
Current Assets:
 Cash                                                                $ 5,252            $ 9,947
 Marketable securities                                                 7,246              3,247
 Accounts receivable, less allowance for doubtful
  accounts of $631 in Dec. and $381 in Sept.                           9,496              6,841
 Notes receivable, less allowance for doubtful
  accounts of $295 in Dec. and $250 in Sept.                           4,055              3,252
 Inventories                                                           2,814              2,780
 Prepaid expenses and other assets                                       216                198
 Deferred tax asset - current                                            817                587
                                                                     -------            -------
  Total current assets                                               $29,896            $26,852
 Fixed Assets:
   Property, plant, and equipment                                    $ 6,577            $ 6,337
   Less:  Accumulated depreciation                                      (698)              (554)
                                                                     -------            -------
   Net fixed assets                                                  $ 5,879            $ 5,783
 Notes receivable-long term                                          $   785            $   967
 Inventory-long term                                                 $   225            $   225
 Intangibles                                                         $ 5,598            $ 5,776
 Other Assets                                                        $   164            $   152
                                                                     -------            -------
   Total Assets                                                      $42,547            $39,755
                                                                     =======            =======

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities:
  Accounts payable                                                   $ 1,889            $ 1,433
  Accrued expenses                                                     1,206                963
  Current corporate tax liability                                      1,073              1,353
  Deferred Revenue                                                       790                467
  Inter company payable                                                1,743              1,447
                                                                     -------            -------
   Total current liabilities                                         $ 6,701            $ 5,663
 Long Term Liabilities:
  Deferred compensation liability                                    $   158            $   158
  Deferred tax liability                                               1,252                930
                                                                     -------            -------
   Total long-term liabilities                                       $ 1,410            $ 1,088
 Stockholders' Equity:
  Common stock, $.01 par value                                       $    81                $81
  Additional paid-in-capital                                          28,271             28,130
  Retained earnings                                                    6,055              4,781
  Unrealized appreciation on marketable securities                        29                 12
                                                                     -------            -------
   Total stockholders' equity                                        $34,436            $33,004
                                                                     -------            -------
   Total liabilities and stockholders' equity                        $42,547            $39,755
                                                                     =======            =======

                 See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                              Statements of Income
                      (In thousands, except per share data)

                                                    Three Months Ended
                                                        (Unaudited)
                                              --------------------------------
                                               Dec 31, 1997      Dec 31, 1996
                                              --------------------------------
       Revenues:
           Product sales                           $7,300           $4,780
           Network carrier sales                    1,387            1,610
                                                   ------           ------

           Total revenues                          $8,687           $6,390

       Cost of goods sold:
           Products                                $2,158           $1,730
           Network carrier usage                    1,387            1,558
           Amortization of acquired intangibles       170               91
                                                   ------           ------

           Total cost of goods sold                $3,715           $3,379
                                                   ------           ------

       Gross profit                                $4,972           $3,011

       Operating expenses:
           Research and development                $  799           $  423
           Sales and marketing                        767              357
           General and administrative               1,362              836
           Amortization of acquired intangibles       143              143
                                                   ------           ------

           Total operating expenses                $3,071           $1,759
                                                   ------           ------

       Income from operations                      $1,901           $1,252

       Other Income, net                           $  223           $   25
                                                   ------           ------

       Income before income taxes                  $2,124           $1,277

       Income taxes                                $  850           $  569
                                                   ------           ------

       Net income after taxes                      $1,274           $  708
                                                   ======           ======


       Weighted average common and common
       equivalent shares outstanding:
         Basic                                      8,122            6,114
         Diluted                                    8,443            6,114

       Earnings per share:
         Basic                                     $ 0.16           $ 0.12
         Diluted                                   $ 0.15           $ 0.12


                 See accompanying notes to financial statements.

                          NACT TELECOMMUNICATIONS, INC.
                            Statements of Cash Flows
                                 (In thousands)

                                                                           Three Months Ended
                                                                               December 31,
                                                                        1997                   1996
                                                                    (Unaudited)             (Unaudited)
                                                                    -----------------------------------
Cash flows from operating activities:
   Net income                                                         $ 1,274                 $   708
   Adjustments to reconcile net income to net cash
   Provided by (used in)
   operating activities:
   Depreciation and amortization                                          498                     322
   Provision for loss on accounts and notes receivable                    382                     218
   Provision for loss on inventory                                        228
   Capital contribution by parent company                                                         497
   Deferred taxes                                                          91                     (10)
   Decrease (increase) in operating assets:
     Trade accounts and notes receivable                               (3,658)                 (2,717)
     Inventories                                                         (262)                   (205)
     Prepaid expenses and other assets                                    (19)                   (167)
   Increase (decrease) in operating liabilities:
     Accounts payable                                                     456                  (1,088)
     Accrued expenses                                                     243                      54
     Income taxes payable                                               (280)                      71
     Payable to GST USA                                                   296                   2,110
     Deferred revenue and deferred compensation                           324                       4
                                                                      -------                 -------
       Net cash provided by (used in)
         operating activities                                            (427)                   (203)
Cash flows from investing activities:
  Purchase of land, property, plant and equipment                        (240)                    (63)
  Proceeds from sale of marketable securities                           1,121                     250
  Purchase of marketable securities                                    (5,103)
  Capitalization of software development costs                           (187)                   (125)
                                                                      -------                 -------
       Net cash provided by (used in)
         investing activities                                          (4,409)                   (142)
Cash flows from financing activities:
  Proceeds from issuance of common stock                                  141
  Principle payments of capital lease obligations                                                  (1)
                                                                      -------                 -------
       Net cash provided by (used in)
        Financing activities                                              141                      (1)
Net (decrease) increase in cash                                        (4,695)                   (142)
Cash at beginning of period                                             9,947                     694
                                                                      -------                 -------
Cash at end of period                                                 $ 5,252                 $   552
                                                                      =======                 =======


                 See accompanying notes to financial statements.

                          NACT TELECOMMUNICATIONS, INC.
                      Statements of Cash Flows (continued)
                                 (In thousands)

                                                             Three Months Ended
                                                                 December 31,
                                                            1997            1996
                                                         (Unaudited)    (Unaudited)
                                                         -----------    -----------
Supplemental disclosures of cash flow information

      Cash paid during the period for:

            Interest                                       $  -0-          $   2
            Income taxes                                   $1,038          $ -0-



                 See accompanying notes to financial statements.

                          NACT TELECOMMUNICATIONS, INC.
                          Notes to financial statements

1. Basis of Presentation

The interim financial statements included herein have been prepared by NACT Telecommunications, Inc. without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such SEC rules and regulations. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's September 30, 1997 audited financial statements filed on form 10K with the SEC in December 1997. In the opinion of management, the condensed financial statements included herein reflect all adjustments necessary to present fairly the financial position of the Company as of December 31, 1997 and September 30, 1997, and the results of its operations and cash flows for the three month periods ended December 31, 1997 and 1996. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.


2. Earnings Per Share

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128). SFAS 128 established a different method of computing earnings per share than these same computations under the provisions of Accounting Principles Board Opinion No. 15. Under SFAS 128, the Company is required to present both basic earnings per share and diluted earnings per share. SFAS 128 is effective for both interim and annual periods ending after December 15, 1997. Accordingly, the Company has adopted SFAS 128 in the first quarter of fiscal 1998.

Basic earnings per share is computed based on the weighted average number of common shares outstanding during the three month periods ended December 31, 1997 and 1996. Diluted earnings per share for the three month periods ended December 31, 1997 and 1996 is computed considering the dilutive effect of stock options, and is not materially different from the basic earnings per share calculations.

3. Stock Plan

The Company's 1996 Stock Option Plan (the "Stock Option Plan") was approved by the Board of Directors and sole stockholder of the Company on November 26, 1996. The purpose of the Stock Option Plan is to create additional incentives for the Company's employees, directors and others who perform substantial services to the Company by providing an opportunity to purchase shares of the Common Stock pursuant to the exercise of options granted under the Stock Option Plan. The Company may grant options that qualify as incentive stock options under Section 422 of the Internal Revenue Code, and non-qualified stock options. Incentive stock options may be granted to employees (including officers and directors who are employees). Non-qualified stock options may be granted to employees, officers, directors, independent contractors and consultants of the Company. As of December 31, 1997, 1,250,000 shares were reserved for issuance under the Stock Option Plan and options to purchase 1,039,065 shares of Common Stock were outstanding.

Options become exercisable at such times and in such installments as the Board of Directors or Compensation Committee provides. The Stock Option Plan will terminate on November 25, 2006, unless earlier terminated by the Board of Directors.

4. Inventories


Inventories are as follows (in thousands):

                                                   December 31, 1997      September 30, 1997
                                                   -----------------      ------------------
Raw materials                                          $1,577                  $1,065
Work-in-process                                           587                     498
Finished goods                                            189                     303
Refurbished inventory held for sale                       461                     914
                                                       ------                  ------
                                                       $2,814                  $2,780
                                                       ======                  ======

Inventory-long term                                    $  225                  $  225
                                                       ======                  ======

5. Property and Equipment

Property and equipment are as follows (in thousands):


                                                   December 31, 1997      September 30, 1997
                                                   -----------------      ------------------
Furniture and equipment                                $  311                  $  280
Computer equipment                                        900                     785
Switch and testing equipment                            1,165                   1,082
Land                                                      563                     563
Building                                                3,638                   3,627
                                                       ------                  ------
                                                        6,577                   6,337
Less accumulated depreciation and amortization            698                     554
                                                       ------                  ------
                                                       $5,879                  $5,783
                                                       ======                  ======

         (b) Pro Forma Financial Information. The Acquisition and Open Market Purchase has been accounted for using the purchase method of accounting. In connection with the Acquisition, World Access expects to record a charge of approximately $43.5 million, representing the portion of the purchase price allocated to in-process research and development. The following unaudited pro forma consolidated balance sheet as of September 30, 1997 reflects the Acquisition (together with the Open Market Purchase) as if it had been completed on September 30, 1997. The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 reflect the Acquisition (together with the Open Market Purchase) as if it had been completed as of January 1, 1996.

         The pro forma data does not purport to be indicative of the results which would actually have been reported if the Acquisition (together with the Open Market Purchase) had occurred on such dates or which may be reported in the future. The pro forma data should be read in conjunction with the historical consolidated financial statements of World Access, the historical consolidated financial statements of NACT, and the related notes thereto.

                       WORLD ACCESS, INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                                 (A)               (B)
                                                              PRO FORMA                             PRO FORMA          PRO FORMA
                                                            WORLD ACCESS           NACT            ADJUSTMENTS         COMBINED
                                                            ------------         --------          -----------         ---------
                                                                                       (IN THOUSANDS)
ASSETS
Current Assets
     Cash and equivalents                                     $127,357           $  9,947            (64,665)(C)       $ 72,639
     Marketable investment securities                                               3,247                 --              3,247
     Accounts receivable                                        22,446              6,841                                29,287
     Inventories                                                18,899              2,780             (1,300)(C)         20,379
     Other current assets                                        7,050              4,037               (300)(C)         10,787
                                                              --------           --------           --------           --------
                     Total Current Assets                      175,752             26,852            (66,265)           136,339
Property and equipment                                           4,287              5,783                 --             10,070
Intangible assets                                               29,370              5,776             (3,676)(C)         66,929
                                                                                                      35,459 (C)
Technology licenses                                                904                 --                 --                904
Debt issuance costs                                              4,091                 --                 --              4,091
Other assets                                                     2,035              1,344                 --              3,379
                                                              --------           --------           --------           --------

         Total Assets                                         $216,439           $ 39,755           $(34,482)          $221,712
                                                              ========           ========           ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
    Short-term debt                                           $     66           $     --           $     --           $     66
    Accounts payable                                             6,902              1,433                 --              8,335
    Accrued payroll and benefits                                 3,073                 --                 --              3,073
    CIS purchase price payable                                   3,500                 --                 --              3,500
    Other accrued liabilities                                    1,550              4,231                300 (C)          6,481
                                                                                                         400 (C)
                                                              --------           --------           --------           --------
         Total Current Liabilities                              15,091              5,664                700             21,455
Long-term debt                                                 115,301                 --                 --            115,301
Other long-term liabilities                                         --              1,087                 --              1,087
                                                              --------           --------           --------           --------
         Total Liabilities                                     130,392              6,751                700            137,843
                                                              --------           --------           --------           --------

Minority interest in subsidiary                                                                       10,560 (C)         10,560

Stockholders' Equity
    Common and preferred stock                                     192                 81                (81)(D)            206
                                                                                                          14 (C)
    Capital in excess of par value                              81,178             28,130            (28,130)(D)        111,914
                                                                                                      30,736 (C)
    Retained earnings (deficit)                                  4,677              4,781             (4,781)(D)        (38,823)
                                                                                                     (43,500)(E)
    Net unrealized gain on marketable investment securities                            12                                    12
                                                              --------           --------           --------           --------
         Total Stockholders' Equity                             86,047             33,004            (45,742)            73,309
                                                              --------           --------           --------           --------

         Total Liabilities and Stockholders' Equity           $216,439           $ 39,755           $(34,482)          $221,712
                                                              ========           ========           ========           ========

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(A) Represents the pro forma balance sheet for World Access, Inc. as presented in the Report on Form 10Q for the Three Months Ended September 30, 1997. The pro forma balance sheet presented above includes the effects of the sale of $115 million 4.5% convertible subordinated notes which was completed in October 1997.

(B) Represents the historical balance sheet of NACT Telecommunications, Inc. as of September 30, 1997.

(C) The Acquisition will be accounted for under the purchase method of accounting. In addition, in accordance with generally accepted accounting principles, the portion of the purchase price allocable to in-process research and development projects of NACT will be expensed at the consumation of the Acquisition. The amount of the one-time non-recurring charge is expected to be approximately $43.5 million. Since this charge is directly related to the Acquisition and will not recurr, the pro forma statements of operations have been prepared excluding this charge. The Company has not yet determined the final allocation of the purchase price, and accordingly, the amount shown below may differ from the amounts ultimately determined.

    The unallocated excess of purchase price over net assets acquired is determined as follows (in thousands):

Purchase price of 68% interest in NACT:
         Cash purchase of GST shares                                    59,663
         Open market purchase of NACT shares                             5,002
                                                                        ------
                  Total cash                                                               64,665

          Restricted stock issued in exchange for GST's shares          20,900
          "In the money" value of WAXS options issued in exchange
                for NACT options                                         9,850
                                                                        ------
                  Total stock                                                              30,750

          Fees and expenses related to the Merger                                             300
                                                                                          -------
                  Total purchase price                                                     95,715
                                                                                          -------

Allocation:

         Historical stockholders' equity                                                  (32,992)
         Minority interest in subsidiary                                                   10,560
         Adjust assets and liabilities:
                  Inventories                                                               1,300
                  Intangibles                                                               3,676
                  In process R&D costs                                                    (43,500)
                 Notes receivable                                                             300
                 Reserve for recourse leases                                                  400
                                                                                          -------
                                                                                          (60,256)
                                                                                          -------

Unallocated excess of purchase price over net assets acquired                              35,459
                                                                                          =======

(D) Eliminate existing stockholders' equity.

(E) Represents retained earnings adjustment for nonrecurring charge related to write-off of in-process R&D expenses acquired.

                       WORLD ACCESS, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                   (UNAUDITED)

                                                                                          PRO FORMA         PRO FORMA
                                                   WORLD ACCESS           NACT           ADJUSTMENTS        COMBINED
                                                   ------------         -------          -----------        ---------
                                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales of products                                     $56,099           $17,202           $    --           $73,301
Service revenues                                       15,622             4,106                --            19,728
                                                      -------           -------           -------           -------

         Total Sales                                   71,721            21,308                 0            93,029

Cost of products sold                                  33,811             5,411                --            39,222
Cost of services                                       12,832             4,199              (175)(A)        16,856
                                                      -------           -------           -------           -------
         Total Cost of Sales                           46,643             9,610              (175)           56,078
                                                      -------           -------           -------           -------

         Gross Profit                                  25,078            11,698               175            36,951

Engineering and development                             1,350             1,962                --             3,312
Selling, general and administrative                     6,860             4,784                --            11,644
Amortization of goodwill                                1,210               430              (275)(A)         3,165
                                                                                            1,800 (B)
                                                      -------           -------           -------           -------

         Operating Income                              15,658             4,522            (1,350)           18,830

Interest and other income                                 835               523                --             1,358
Interest and other expense                                (95)              (30)                               (125)
Minority interest in net income of subsidiary                                              (1,085)(C)        (1,085)
                                                      -------           -------           -------           -------

         Income Before Income Taxes                    16,398             5,015            (2,435)           18,978

Income taxes                                            5,986             1,907               170 (D)         8,063
                                                      -------           -------           -------           -------

         Net Income                                   $10,412           $ 3,108           $(2,605)          $10,915
                                                      =======           =======           =======           =======



Net Income Per Common Share:                          $   .55                                               $   .52 (E)
                                                      =======                                               =======

Weighted Average Shares Outstanding:                   19,076                                                21,063 (E)
                                                      =======                                               =======


NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

(A) Eliminate amortization of certain previously acquired intangibiles of NACT.

(B) Amortization of unallocated excess purchase price over net assets acquired over 15 years.

(C) Record the 32% minority interest in net income of NACT including applicable pro forma adjustments.

(D) Adjust tax provision for the pro forma adjustments.

(E) Represents fully diluted earnings per share, including shares of Company common stock issued to GST and common stock equivalents related to stock options issued in exchange for NACT options.

                       WORLD ACCESS, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   (UNAUDITED)


                                                  YEAR ENDED         YEAR ENDED                               1996
                                              DECEMBER 31, 1996  SEPTEMBER 30, 1996      PRO FORMA          PRO FORMA
                                                 WORLD ACCESS           NACT            ADJUSTMENTS         COMBINED
                                              -----------------  ------------------     -----------         ---------
                                                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales of products                                  $ 34,411           $  9,930            $     --          $ 44,341
Service revenues                                     16,589              6,355              (2,572)(A)        20,372
                                                   --------           --------            --------          --------

            Total Sales                              51,000             16,285              (2,572)           64,713

Cost of products sold                                21,485              3,942                  --            25,427
Cost of services                                     14,520              6,316                (230)(B)        18,034
                                                                                            (2,572)(A)
                                                   --------           --------            --------          --------
            Total Cost of Sales                      36,005             10,258              (2,802)           43,461
                                                   --------           --------            --------          --------

            Gross Profit                             14,995              6,027                 230            21,252

Engineering and development                             892              1,352                  --             2,244
Selling, general and administrative                   6,211              3,978                  --            10,189
Amortization of goodwill                                534                573                (365)(B)         3,142
                                                                                             2,400 (C)
                                                   --------           --------            --------          --------

            Operating Income                          7,358                124              (1,805)            5,677

Interest and other income                               485                162                  --               647
Interest and other expense                             (319)               (14)                                 (333)
Minority interest in net income of subsidiary                                                 (252)(D)          (252)
                                                   --------           --------            --------          --------

            Income Before Income Taxes                7,524                272              (2,057)            5,739

Income taxes                                            745                 78                 175 (E)           998
                                                   --------           --------            --------          --------

            Net Income                             $  6,779           $    194            $ (2,232)         $  4,741
                                                   ========           ========            ========          ========



Net Income Per Common Share:                       $    .46                                                 $    .30 (F)
                                                   ========                                                 ========

Weighted Average Shares Outstanding:                 14,424                                                   15,854 (F)
                                                   ========                                                 ========


NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR 1996

(A) Eliminate nonrecurring NACT Wins revenue and associated cost of sales. See note 1(b) to the audited financial statements.

(B) Eliminate amortization of certain acquired intangibles.

(C) Amortization of unallocated excess purchase price over net assets acquired over 15 years.

(D) Record the 32% minority interest in net income of NACT including applicable pro forma adjustments.

(E) Adjust tax provision for the pro forma adjustments.

(F) Represents fully diluted earnings per share, including shares of Company common stock issued to GST.

         (c) Exhibits. The following exhibits are filed herewith by direct transmission via "edgar."

         2.1 Stock Purchase Agreement among World Access, Inc. GST USA, Inc. and GST Telecommunications, Inc. dated December 31, 1997, with exhibits thereto.*

         23.1     Consent of KPMG Peat Marwick LLP.*

         99.1     Press Release issued on January 2, 1998.*

----------
* Previously filed.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                           WORLD ACCESS, INC.



                           By: /s/ Martin D. Kidder
                              --------------------------------------------------
                                  Martin D. Kidder
                                  Its Vice President and Controller



Dated as of February 25, 1998








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